Exhibit 10.2

EXECUTION VERSION

PURCHASE AGREEMENT

between

Allegheny Energy Supply Company, LLC

as “Seller”

and

Grant Peaking Power, LLC

as “ArcLight Buyer”

and

ArcLight Energy Partners Fund II, L.P.

September 27, 2004

i

	4.25	Due Diligence Materials	27
	4.26	No Other Business	28
	4.27	Bank Accounts	28
	4.28	Disclaimer of Other Representations and Warranties	28

5.	Representations and Warranties Concerning the Buyers		29
	5.1	Organization of the Buyers	29
	5.2	Authorization of Transaction	29
	5.3	Noncontravention	29
	5.4	Consents	30
	5.5	Brokers’ Fees	30
	5.6	Investment	30
	5.7	Financing	30
	5.8	Litigation	30
	5.9	No Knowledge of Certain Conditions	30
	5.10	Due Diligence Investigation and Other Acknowledgements	31

6.	Pre-Closing Covenants		31
	6.1	General	31
	6.2	Notices and Consents	31
	6.3	Operation of Business	33
	6.4	Full Access	35
	6.5	Notice of Developments	35
	6.6	Exclusivity	36
	6.7	Guaranties of the Seller	36
	6.8	Intercompany Obligations and Agreements	37
	6.9	Risk of Loss	37
	6.10	Employee Benefits	37

7.	Post-Closing Covenants		38
	7.1	General	38
	7.2	Transition	38
	7.3	Access to Information	38
	7.4	Transfer Taxes	39
	7.5	Securities Law Covenant	39
	7.6	Employment Matters	39
	7.8	Non-Use of Allegheny Marks	41

8.	Conditions to Obligation to Close		42
	8.1	Conditions to Obligation of the Buyers	42
	8.2	Conditions to Obligation of the Seller	44

9.	Remedies for Breaches of this Agreement		45
	9.1	Survival of Representations, Warranties and Covenants	45
	9.2	Indemnification Provisions for Benefit of the Buyers	46
	9.3	Indemnification Provisions for Benefit of the Seller	46
	9.4	Matters Involving Third Parties	46

ii

	9.5	Limitation on Certain of Seller’s Indemnification Obligations	47
	9.6	Environmental Indemnification	48
	9.7	Employment Indemnification	49
	9.8	Other Indemnification Provisions	50
	9.9	Exclusive Remedy	50

10.	Tax Matters		50
	10.1	Tax Periods Ending on or Before the Closing Date	50
	10.2	Straddle Periods	51
	10.3	Tax Indemnification	51
	10.4	Refunds and Tax Benefits; Amended Tax Returns	52
	10.5	Cooperation on Tax Matters	52

11.	Termination		53
	11.1	Termination of Agreement	53
	11.2	Effect of Termination	55

12.	Miscellaneous		55
	12.1	Press Releases and Public Announcements	55
	12.2	No Third-Party Beneficiaries	55
	12.3	Entire Agreement	55
	12.4	Succession and Assignment	56
	12.5	Counterparts and Facsimile Signatures	56
	12.6	Headings	56
	12.7	Notices	56
	12.8	Governing Law	57
	12.9	Amendments and Waivers	58
	12.10	Severability	58
	12.11	Expenses	58
	12.12	Construction	58
	12.13	Incorporation of Exhibits and Schedules	58
	12.14	Specific Performance	59
	12.15	Waiver of Consequential Damages	59

EXHIBITS AND SCHEDULES

Exhibit 2.3	—	Sample Calculation of Net Working Capital
Exhibit 2.5	—	Form of Transition Services Agreement
Exhibit 8.1(f)	—	Form of Exelon Consent
Seller’s Disclosure Schedule
Buyers’ Disclosure Schedule

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) between ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the “Seller”), GRANT PEAKING POWER, LLC, a Delaware limited liability company (the “ArcLight Buyer,” with each of the ArcLight Buyer and any other Person that becomes a Buyer as provided in Section 12.4 below being called a “Buyer” and, collectively, the “Buyers” even if no other Person becomes a Buyer) takes effect on September 27, 2004. Each of the Buyers and the Seller is referred to individually as a “Party” and collectively as the “Parties.” ArcLight Energy Partners Fund II, L.P., a Delaware limited partnership, is also executing this Agreement for the limited purpose of the guaranty provided above its signature on the signature page of this Agreement.

RECITALS

A.	The Seller owns all of the issued and outstanding membership interests in Allegheny Energy Supply Lincoln Generating Facility, LLC, a Delaware limited liability company (the “Company”).

B.	This Agreement contemplates a transaction in which the Buyers will purchase from the Seller, and the Seller will sell to the Buyers, all of the issued and outstanding membership interests in the Company, all on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, Taxes, Encumbrances, losses, expenses and fees, including all litigation costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preface above.

“Allegheny Employee Benefit Plans” has the meaning set forth in Section 4.14 of this Agreement.

“Allegheny Marks” means the names and marks “Allegheny Energy” and “Allegheny” together with all derivations and variations thereof, and the Allegheny Energy, Inc. corporate logo, together with all derivations or variations thereof.

“ArcLight Buyer” has the meaning set forth in the preface above.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City are authorized or obligated to close.

“Buyer” and “Buyers” have the meanings set forth in the preface above.

“Buyer Employee Benefit Plans” has the meaning set forth in Section 7.6 of this Agreement.

“Buyers’ Disclosure Schedule” has the meaning set forth in Section 5 of this Agreement.

“Buyers’ Indemnitee” has the meaning set forth in Section 9.2 of this Agreement.

“Buyers’ Required Consents” means those consents and notices set forth in Section 1(a) of the Buyer’s Disclosure Schedule.

“Buyers’ Required Regulatory Approvals” means those consents, approvals, filings and notices set forth in Section 1(b) of the Buyer’s Disclosure Schedule.

“Capital Expenditure” means any capital expenditure or commitment for any additions to or replacements of property, plant or equipment for the Facility.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended as of the date of this Agreement.

“Closing” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that are reasonable for a prudent business enterprise in circumstances similar to those of the performing Party but that do not require the performing Party to expend funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations under this Agreement.

“Common Terms Agreement” means the Common Terms Agreement dated as of March 8, 2004 among Seller, the Loan Parties referred to therein, the Lenders referred to therein, Citicorp North America, Inc., as Administrative Agent, and Citibank, N.A., as Collateral Agent and Intercreditor Agent.

“Company” has the meaning set forth in the preface above.

“Company Financial Statements” has the meaning set forth in Section 4.21 of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is needed for the Company to conduct its business in the same manner as such business is currently conducted and was conducted in the periods covered by the Company Financial Statements.

“Confidentiality Agreement” means that certain confidentiality agreement between Seller and ArcLight Capital Holdings, LLC, dated May 28, 2004.

“Due Diligence Materials” means (a) all due diligence materials provided for review or distributed in written or digital form by the Seller or its Representatives to the Buyer or its Representatives, (b) all written, oral or electronic answers to questions provided by the Seller or its Representatives to the Buyer or its Representatives, and (c) all materials contained in data rooms or privately-accessible internet sites established for purposes of providing due diligence materials to the Buyer or its Representatives.

“Employee Benefit Plan” means any: (a) “employee benefit plan” as such term is defined in ERISA § 3(3); (b) nonqualified deferred compensation or retirement plan or arrangement; (c) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (e) employment, bonus, incentive compensation, stock purchase, stock option, severance or termination pay plan, agreement or arrangement; (f) Employee Welfare Benefit Plan; or (g) other similar plan, program, agreement or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employees” means those individuals employed by the Company.

“Encumbrances” means any mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encroachments, encumbrances and charges of any kind.

“Energy Services Conversion Agreement” means that certain Energy Services Conversion Agreement dated June 13, 2002, between Seller and Exelon.

“Environmental Claims” has the meaning set forth in Section 9.6 of this Agreement.

“Environmental Condition” means the presence or Release to the environment of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater.

“Environmental Laws” means all Laws and the common law: (a) concerning pollution or protection of the environment or natural resources, including without limitation CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., each as amended as of the date of this Agreement; and (b) concerning Hazardous Substances.

“Environmental Permit” means any permit, authorization, approval, decision, zoning Order, franchise, registration, license, filing, certificate, variance or similar permission or right granted by or obtained from any Governmental Authority that are issued under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.14 of this Agreement.

“Estimated Net Working Capital” has the meaning set forth in Section 2.3 of this Agreement.

“Exelon” means Exelon Generation Company, LLC, a Delaware limited liability company.

“Exelon Consent” means the Consent and Agreement dated as of a date on or before the Closing Date among Exelon, the Seller and the Company and substantially in the form of Exhibit 8.1(f).

“Existing Debt Documents” means, collectively, (a) the Credit Agreement dated as of March 8, 2004 among Allegheny Energy, Inc., the Lenders and the Lender Parties referred to therein, and Citicorp North America, Inc., as Administrative Agent, (b) the Credit Agreement dated as of February 21, 2003 and amended and restated March 8, 2003, among Seller, the Lenders referred to therein, and Citicorp North America, Inc., as Administrative Agent, (c) the Term C Credit Agreement dated as of March 8, 2004, among Seller, the Lenders referred to therein, and Citicorp North America, Inc., as Administrative Agent, (d) the Common Terms Agreement, (e) the Amendment Agreement dated as of March 8, 2004, among Seller, the other Grantors referred to therein, Citibank, N.A. as Collateral Agent, Intercreditor Agent and Depository Bank, and Citicorp North America, Inc., as Administrative Agent, (f) the Security and Intercreditor Agreement, (g) the Refinancing Indenture referred to in the Security and Intercreditor Agreement, and (h) other documents, instruments and agreements executed and delivered in connection with or otherwise relating to the foregoing agreements, including any mortgages, deeds of trust, security agreements, financing statements, pledge agreements and other documents creating or evidencing Encumbrances securing the indebtedness or other obligations under the foregoing.

“Facility” means the approximately 656 MW electric generating facility located in Manhattan, Illinois.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good Utility Practice” means any of the practices, methods and acts engaged in and approved by a significant portion of the independent electric power generation industry during the relevant time period that, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is intended to consist of practices, methods or acts generally accepted in the region where the Facility is located, and is not intended to be limited to optimum practices, methods or acts to the exclusion of all others.

“Governmental Authority” means any federal, state, local or foreign governmental, administrative or regulatory authority (including the FERC, the Federal Communications Commission, the Mid-American Interconnected Network, Inc. and PJM Interconnection, L.L.C.), court, agency or body, or any division or subdivision, or any arbitrator, arbitration board, tribunal or mediator.

“Hazardous Substances” means any chemicals, materials or substances, whether solids, liquids, semi-liquids or gas, defined as or listed as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “irritants,” “toxic pollutants” or words of similar meaning and regulatory effect under any Environmental Law, including without limitation, petroleum and its by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local or foreign income Tax or other Tax based (in whole or in part) upon or related to income or receipts, including any interest, penalty or addition, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule, supplement, attachment or amendments thereto.

“Indemnified Party” has the meaning set forth in Section 9.4 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.4 of this Agreement.

“Initial Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Intellectual Property” means all patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); trademarks, trade names, mask works, service marks, service names, logos and Internet domain names (together with all goodwill, registrations and applications related to the foregoing); technology, know-how, processes, trade secrets, inventions, proprietary rights, proprietary data, formulae, research and development data, databases, computer software programs and any other intellectual property as provided by applicable Law, and any registrations or applications for the same and all goodwill associated therewith.

“Interests” means all of the issued and outstanding membership interests in the Company.

“Knowledge” means, with respect to an individual, that, with respect to a particular fact or other matter, such individual is actually aware of such fact or other matter. With respect to Seller, “Knowledge” means the Knowledge of any of the Persons listed in Section 1(c) of the Seller’s Disclosure Schedule. With respect to Buyers, “Knowledge” means the Knowledge of any of the Persons listed in Section 1(c) of the Buyers Disclosure Schedule

“Law” means any federal, state, local or foreign constitution, law, code, plan, statute, rule, regulation or ordinance of any Governmental Authority, each as amended and in effect as of the date of this Agreement.

“Liability” means any liability or obligation of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Material Adverse Effect” means any change or effect that is materially adverse to the business, operation, properties, financial conditions, assets, Liabilities (including contingent Liabilities), or prospects of the Company, taken as a whole. “Material Adverse Effect,” however, does not include any effect that is attributable to any of the following:

(a)	Any change (or changes taken together) or effect generally affecting the international, national or regional electric generating, transmission or distribution industry as a whole;

(b)	Any change (or changes taken together) or effect resulting from changes in the international, national or regional wholesale or retail markets for electric power;

(c)	Any change (or changes taken together) or effect resulting from changes in the international, national or regional fuel markets for the type of fuel used at the Facility;

(d)	Any change (or changes taken together) in or effect on the North American, national or regional electric transmission or distribution systems;

(e)	Any change (or changes taken together) or effect resulting from changes in the general national or regional economic or financial conditions;

(f)	Any change that is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement pursuant to Section 11 of this Agreement, which cure or payment does not have a Material Adverse Effect; or

(h)	Any change in Law or any Order generally applicable to providers of generation, transmission or distribution of electricity or to owners and operators of industrial facilities in Illinois.

Any determination as to whether any condition or other matter has a Material Adverse Effect will be made only after taking into account all effective insurance coverages and effective indemnifications (other than under this Agreement) with respect to such condition or matter.

“Material Agreement” means any written or oral contract, note, bond, mortgage, indenture, instrument, arrangement and other agreement to which the Company is a party, the performance of which involves or would involve consideration in excess of $25,000 per year or $100,000 over the life of such agreement or the non-performance of which would have a Material Adverse Effect.

“Net Working Capital” means the remainder (whether positive or negative) as of the Closing Date of (a) the sum of (i) the Company’s cash plus (ii) accounts receivable of the Company (or of the Seller to the extent the account receivable has been assigned to the Company) under the Energy Services Conversion Agreement, if any, plus (iii) the Company’s inventory of materials and supplies (provided that the amount in this clause (a)(iii) may not to exceed $686,002.83), minus (b) all Liabilities of the Company. All such items shall be determined in accordance with GAAP on an ongoing basis but adjusted to include revenues from the Energy Services Conversion Agreement to the extent those revenues have been assigned or otherwise accrue to the Company and assuming that the transactions to occur at the Closing have not and will not occur; provided, however, that assets, liabilities, gains, losses, revenues and expenses in interim periods or as of dates other than year-end (which are determined through the application of so-called interim accounting conventions or procedures) shall be determined through full application of the procedures used in preparing the balance sheet included within the Company Financial Statements. A sample calculation of Net Working Capital is attached to this Agreement as Exhibit 2.3.

“New Operator” means the Person that the Company engages to operate the Facility after the Closing.

“Off-Site Location” means any real property other than the Site, but excluding any real property to which Hazardous Substances disposed of, on or Released at the Site or the Facility have migrated.

“Order” means any writ, judgment, decree, injunction, or order of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business consistent with (a) past custom and practice (including with respect to quantity and frequency) in a manner not inconsistent with customs and practices reflected in the statements of income and cash flows included in the Company Financial Statements, (b) the requirements of any agreement or any Permit, and (c) Good Utility Practice.

“Other Real Property Rights” means the easements, rights-of-way and other interests in real property identified in Section 1(d) of the Seller’s Disclosure Schedule under the heading “Other Real Property Rights.”

“Owned Real Property” means the real property identified in Section 1(d) of the Seller’s Disclosure Schedule under the heading “Owned Real Property,” together with (a) all buildings, structures and improvements located thereon, including the Facility, (b) all easements, rights-of-way and other appurtenances to the foregoing, and (c) all fixtures, machinery, apparatus or equipment affixed to the foregoing, to the extent that such items constitute fixtures, but excluding any equipment that is being leased to the Company.

“Parent” means Allegheny Energy Inc., a Maryland corporation.

“Party” has the meaning set forth in the preface above.

“Percentage” means (a) in the case of the ArcLight Buyer, 100% subject to adjustment as provided in Section 12.4 and (b) in the case of any other Buyer, the Percentage provided in Section 12.4.

“Permit” means any permit, authorization, approval, decision, zoning Order, franchise, registration, license, filing, certificate, variance or similar permission or right granted by or obtained from any Governmental Authority except as are issued under Environmental Laws.

“Permitted Encumbrances” means: (a) the Encumbrances set forth in Section 1(e) of the Seller’s Disclosure Schedule; (b) mechanic’s, materialmen’s and similar liens and rights arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or that are being contested in good faith through appropriate proceedings; (c) liens for Taxes or other governmental charges or assessments not yet due and payable or that are being contested in good faith through appropriate proceedings; (d) purchase money liens and liens securing rental payments under capital lease arrangements; (e) all exceptions specifically set forth in the Title Policy; (f) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary encumbrances set forth in any Permit; (g) zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority and (h) to the extent the same do not, individually or in the aggregate, have a Material Adverse Effect, defects of title, easements, encroachments, rights-of-way, restrictions, reservations and other charges or encumbrances.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, an entity, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Post-Closing Benefit Plan” has the meaning set forth in Section 7.6(a) of this Agreement.

“Property Tax” means any ad valorem or similar Tax imposed upon real or personal property, whether tangible or intangible, by any Governmental Authority.

“PUHCA” means the Public Utility Holding Company Act of 1935, 15 U.S.C. § 79a, et seq., as amended.

“Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

“Representatives” of a Person means, collectively, such Person’s Affiliates and his, her or its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.

“Response Actions” means the activities defined in 42 U.S.C. § 9601(25) of CERCLA.

“Security and Intercreditor Agreement” means the Amended and Restated Security and Intercreditor Agreement among the Seller, the other Grantors referred to therein, Citibank, N.A. as Collateral Agent, Intercreditor Agent and Depository Bank, Citicorp North America, Inc., as Administrative Agent, and Law Debenture Trust Company of New York, as Indenture Trustee, dated February 21, 2003, as amended and restated in its entirety on March 8, 2004.

“Seller” has the meaning set forth in the preface above.

“Seller’s Disclosure Schedule” has the meaning set forth in Section 3 of this Agreement.

“Seller’s Indemnitee” has the meaning set forth in Section 9.3 of this Agreement.

“Seller’s Required Consents” means those consents and notices set forth in Section 1(a) of the Seller’s Disclosure Schedule.

“Seller’s Required Regulatory Approvals” means those consents, approvals, filings and notices set forth in Section 1(b) of the Seller’s Disclosure Schedule.

“Site” means, collectively, the Owned Real Property and the Other Real Property Rights.

“Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, utility, production, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, fees, levies, tariffs, imposts, assessments, obligations or charges of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, supplement, attachment or amendment thereto.

“Third Party Claim” has the meaning set forth in Section 9.4 of this Agreement.

“Title Policy” means the owner’s policy of title insurance, policy number 1410 001370022 WB, dated April 17, 2001, issued by Chicago Title Insurance Company in favor of the Company.

“Transaction Documents” means all documents and agreements to be entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement.

“Transferred Employee” has the meaning set forth in Section 7.6(b) of this Agreement.

“Updated Title Policy” means the Title Policy, as supplemented by, (a) a date-down endorsement to the Title Policy amending the date of the Title Policy to the Closing Date or such other date as shall be acceptable to the Buyers and (b) a non-imputation endorsement. The Updated Title Policy shall provide for coverage in the amount of $90,000,000 and insure the fee title of the Company in the Site, free and clear of all Encumbrances, other than Permitted Encumbrances.

2.	Purchase and Sale of the Interests.

2.1	Basic Transaction. On the terms and subject to the conditions of this Agreement, at the Closing, the Buyers agree to purchase and accept delivery from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Buyers, all of the Interests, in exchange for the Purchase Price.

2.2	Purchase Price. At the Closing, each of the Buyers shall pay to the Seller by wire transfer or delivery of other immediately available funds to an account in the United States designated by the Seller by notice to the Buyers at least two Business Days prior to the Closing, that Buyer’s Percentage of an amount equal to (a) the result of (i) One Hundred Seventy Three Million Dollars ($173,000,000), (ii) minus $33,333 for each day (if any) that occurs from and after the Closing Date to and including October 31, 2004, (iii) plus $33,333 for each day that occurs from and including November 1, 2004 to and including December 31, 2004 (or if earlier, the Closing Date), (iv) minus $95,000 for each day that occurs from and including January 1, 2005 to and including January 7, 2005 (or if earlier, the Closing Date), (v) minus $65,000 for each day that occurs from and including January 8, 2005 to and including January 31, 2005 (or if earlier, the Closing Date), (vi) minus $71,000 for each day that occurs from and including February 1, 2005 to and including February 28, 2005 (or if earlier, the Closing Date), (vii) minus $21,000 for each day that occurs from and including March 1, 2005 to and including the Closing Date (the “Initial Purchase Price”), (b) increased or decreased by the adjustment set forth in Section 2.3(a) below (the Initial Purchase Price, as so adjusted, the “Closing Purchase Price”). The Closing Purchase Price shall be subject to a further adjustment pursuant to Section 2.3(c) of this Agreement (the Closing Purchase Price, as so adjusted, the “Purchase Price”).

2.3	Purchase Price Adjustment.

(a)	Not later than three Business Days before the Closing Date, the Seller shall provide the Buyers by notice with the Seller’s good-faith estimate of the Net Working Capital, based upon the accounting books and records of the Company (the “Estimated Net Working Capital”), and all underlying documentation supporting the Estimated Net Working Capital. If the Estimated Net Working Capital is greater than $0, then the Initial Purchase Price shall be increased by the amount of such excess. If the Estimated Net Working Capital is less than $0, then the Initial Purchase Price shall be decreased by the amount of such deficit.

(b)	Within 60 days after the Closing Date, the Buyers will prepare and deliver to the Seller a written calculation of the Net Working Capital. Buyers will provide copies and otherwise make available to Seller and its representatives the work papers and back-up materials used in calculating the Net Working Capital.

(c)

If the Seller has any good faith objections to the Buyers’ calculation of the Net Working Capital, then it must deliver a detailed written statement describing its objections to the Buyers within 20 Business Days after the Buyers deliver their calculation of the Net Working Capital to the Seller. If the Seller does not object to the Buyers’ calculation of Net Working Capital (and any adjustments resulting therefrom) within such 20 Business Day period, then the Seller shall be deemed to have accepted the Buyers’ calculation thereof and any amounts due shall be paid pursuant to clause

(d) below. If the Seller does object in a timely manner, the Parties will make a diligent, good faith effort to resolve all such objections. Any payment due pursuant to clause (d) below shall be paid upon resolution of such objections whether between the Parties or by the national accounting firm as set forth below. If the Parties do not resolve all objections to Buyers’ calculation of the Net Working Capital within 10 Business Days after the Buyers receive the Seller’s statement of objections, then the Parties will select a mutually acceptable, nationally-recognized accounting firm (which may not be the regular outside accounting firms of any Party) to resolve any remaining objections. If the Buyers and the Seller do not agree upon the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The Buyers will collectively pay 50%, and the Seller will pay 50%, of the costs and expenses of any accounting firm so used. The Buyers and the Seller will jointly instruct the accounting firm to compute the disputed items as soon as practicable, and the determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the Parties. The amount of the Net Working Capital as agreed to by the Buyers and the Seller or as determined by the accounting firm constitutes the Net Working Capital for purposes of clause (d) below.

(d)	In the event that the Net Working Capital exceeds the Estimated Net Working Capital, then each Buyer shall pay to Seller in cash that Buyer’s Percentage of the amount of such excess. In the event that the Estimated Net Working Capital exceeds the Net Working Capital, then the Seller shall pay to each Buyer in cash that Buyer’s Percentage of the amount of such excess. All amounts payable under this Section 2.3(d) shall be paid within three Business Days of the determination of the Closing Date Net Working Capital by wire transfer of immediately available funds to a bank account designated in writing by the recipient not less than one Business Day before such payment.

2.4	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m. local time, on the fifth Business Day after the respective Parties have satisfied or waived all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than actions the Parties will take at the Closing itself) or any other time, date and location as the Parties may agree. The date on which such proceedings actually occur is referred to as the “Closing Date.”

2.5

Deliveries at the Closing. At the Closing: (a) the Seller will execute, acknowledge (if appropriate) and deliver to the Buyers any certificates, instruments and documents, including those referred to in Section 8.1, as the Buyers and their respective counsel may reasonably request; (b) each Buyer will execute, acknowledge (if appropriate) and deliver to the Seller any certificates, instruments and documents, including those referred to in Section 8.2, as the Seller and its counsel may reasonably request; (c) the Seller will deliver to each Buyer certificates, if any, representing its respective share of the Interests (such certificates, if any, collectively representing all of the Interests), endorsed in blank or accompanied by duly executed assignment documents, or other documents of conveyance; (d) each Buyer will deliver to the Seller its respective share of the Closing Purchase Price as provided in Section 2.2; (e) the Seller shall deliver to the Buyers originals (if available) or true, correct and complete copies of all books and records of the Company, including employee records, that are in the possession of the Seller or any Affiliate of the Seller; (f) the Buyers will cause to be delivered to Exelon the letter of credit and the Seller will cause to be delivered to Exelon the notice, required under paragraph 1 of the Exelon Consent; and (g) the Seller shall, and shall cause the Company to, enter into a Transition Services Agreement in the form attached as Exhibit 2.5 to this Agreement.

2.6	Allocation of Purchase Price. Each Buyer and the Seller will negotiate in good faith upon an allocation of the Purchase Price, together with any liabilities that are deemed to be assumed for United States federal Income Tax purposes, among the Company’s assets for United States federal Income Tax purposes consistent with Section 1060 of the Code and the applicable Treasury Regulations within 60 days after the Closing Date. In the event that the Parties do not agree on a mutually satisfactory allocation within such 60-day period, the Parties will appoint a mutually acceptable, nationally-recognized accounting firm that will determine the appropriate allocation. The Buyers will collectively pay 50% and the Seller will pay 50%, of the costs and expenses of any accounting firm so used. The Buyers and the Seller will jointly instruct the accounting firm to determine the allocation as soon as practicable, and the determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the Parties. Each Buyer and the Seller will report the transactions contemplated by this Agreement for United States federal Income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 2.6. Each Buyer and the Seller will notify and provide the other Parties with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price.

3.	Representations and Warranties Concerning the Seller. The Seller represents and warrants to each Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule of the Seller (the “Seller’s Disclosure Schedule”) attached to this Agreement.

3.1	Organization of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2	Authorization of Transaction.

(a)	The Seller has full power and authority (including full entity power and authority) to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(b)	The Seller has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party.

(c)	This Agreement and the Transaction Documents to which it is a party constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3	Noncontravention. Subject to obtaining or making, as applicable, all of the Seller’s Required Consents and the Seller’s Required Regulatory Approvals, neither the execution and the delivery of this Agreement or the Transaction Documents to which it is a party, nor the consummation of the contemplated transactions, will:

(a)	Violate any Law or Order applicable to the Seller, except where the violation would not, individually or in the aggregate, materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect;

(b)	Violate any provision of the Seller’s limited liability company agreement or other organizational documents; or

(c)	Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound, or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect; and without limiting the generality of the foregoing, the transactions contemplated with this Agreement comply with the provisions of Section 5.02(e)(v) of the Common Terms Agreement and the Seller has obtained the board approval and the appraisal required under Section 5.02(e)(v)(B) of the Common Terms Agreement.

3.4	Consents. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person (including any

Governmental Authority) in order for it to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party, except for the Seller’s Required Consents and the Seller’s Required Regulatory Approvals, and except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect.

3.5	Ownership and Transfer of the Interests. Except as set forth in Section 3.5 of the Seller’s Disclosure Schedule, Seller is the record and beneficial owner of the Interests, free and clear of any and all Encumbrances, and has made no agreements or arrangements with respect to the sale, transfer or assignment of any of the Interests other than this Agreement.

3.6	Brokers’ Fees. There is no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Buyer or the Company could become liable or obligated, other than amounts (if any) arising by, through or under a Buyer.

4.	Representations and Warranties Concerning the Company. The Seller represents and warrants to each Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Seller’s Disclosure Schedule.

4.1	Organization, Qualification and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of the State of Illinois. The Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has made available to the Buyers correct and complete copies of the governing documents of the Company (as amended to date).

4.2	Capitalization. The Interests represent all of the issued and outstanding membership interests in the Company. All of the Interests have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Section 4.2 of the Seller’s Disclosure Schedule, The Seller owns all of the Interests, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities Laws), Taxes, Encumbrances (other than Permitted Encumbrances), options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its membership interests. The Company owns no equity interest in any other Person.

4.3	Noncontravention. Except as set forth in Section 4.3 of the Seller’s Disclosure Schedule, and subject to obtaining or making, as applicable, all of the Seller’s Required Consents and the Seller’s Required Regulatory Approvals, neither the execution and the delivery of this Agreement by the Seller, nor the consummation of the contemplated transactions, will:

(a)	Violate any Law or Order applicable to the Company, except where the violation would not, individually or in the aggregate, materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect;

(b)	Violate any provision of the articles, charter, limited liability company agreement, partnership agreement, bylaws or other organizational documents of the Company; or

(c)	Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement to which the Company is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect.

4.4	Consents. The Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person (including any Governmental Authority) in order for the Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents to which the Seller is a party, except for the Seller’s Required Consents and the Seller’s Required Regulatory Approvals, and except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not, individually or in the aggregate, materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect.

4.5	Title to Assets. Without limiting the provisions of Section 4.8, and except as set forth in Section 4.5 of the Seller’s Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, the Facility and the other properties and assets (tangible and intangible) reflected in the balance sheet for June 30, 2004 included in the Company Financial Statements, and holds such properties and assets free and clear of all Encumbrances (other than Permitted Encumbrances). The rights, properties and other assets presently owned, leased or licensed by the Company include all such rights, properties and other assets as are necessary to permit the Company to conduct its business in the same manner as such business as currently conducted and was conducted in the periods covered by the Company Financial Statements except where the absence of such rights, properties or assets would not have a Material Adverse Effect.

4.6	Books and Records. The minute books and other similar records of the Company have been made available to Buyers prior to the execution of this Agreement and contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, members, boards of directors and similar governing bodies of the Company. The membership interest transfer ledgers or other similar records of the Company as made available to Buyers prior to the execution of this Agreement accurately reflect all transfers of the membership interests of the Company made prior to the date of this Agreement. The maintenance records for the Facility set forth in Section 4.6 of the Seller’s Disclosure Schedule are true and complete as to the matters set forth thereon in all material respects.

4.7	Tax Matters. Except as described in Section 4.7 of the Seller’s Disclosure Schedule:

(a)	All Tax Returns of the Company or with respect to the assets or activities of the Company have been timely filed with the appropriate tax authorities in the jurisdictions in which such Tax Returns are required to be filed, except where the failure timely to file would not have a Material Adverse Effect. All Taxes shown on such Tax Returns as owing have been timely paid. All such Tax Returns are correct and complete in all material respects.

(b)	All material Tax deficiencies asserted or assessed against the Company or with respect to the assets or activities of the Company have been resolved and paid in full.

(c)	Neither the Seller nor the Company has waived any statute of limitations in respect of Taxes of the Company or with respect to the assets or activities of the Company or agreed to any extension of time with respect to a Tax assessment or deficiency against the Company or with respect to the assets or activities of the Company which waiver or extension remains in effect.

(d)	The Company (and any predecessors thereto) has qualified as, and been treated as, disregarded as an entity separate from its owner for United States federal and Illinois state Income Tax purposes at all times since the date of its formation on February 26, 1998.

(e)

Since December 31, 2003, neither the Seller nor the Company has (i) changed any financial or Tax accounting methods, policies or practices of the Company or with respect to the assets or activities of the Company, except as required by a change in GAAP or SEC rules, regulations or guidelines or applicable law, (ii) made, revoked, or amended any Tax election of the Company or with respect to the assets or activities of the Company, (iii) filed any amended Tax Return or claim for refund of the Company or with respect to the assets or activities of the Company, (iv)

entered into any closing agreement affecting any Tax liability or refund of the Company or with respect to the assets or activities of the Company, or (v) settled or compromised any Tax liability or refund of the Company or with respect to the assets or activities of the Company.

(f)	There are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to Seller’s Knowledge, threatened, proposed or contemplated against the Company, or with respect to the assets or activities of the Company, by any Tax authority.

(g)	There are no liens for Taxes on any assets of the Company except for Taxes not yet due and payable.

(h)	The Company is not a party to, bound by or have any obligation under, any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding.

(i)	The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(j)	None of the assets of the Company are (i) required, pursuant to section 168(g) of the Code, to be depreciated under the “alternative depreciation system” within the meaning of section 168(g)(2) of the Code, or (ii) subject to the provisions of section 168(f) of the Code.

4.8	Real Property.

(a)	Except as set forth in Section 4.8(a) of Seller’s Disclosure Schedule, the Company has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Owned Real Property is the only real property owned by the Company. The Seller has made available to the Buyers a correct and complete copy of the Title Policy. The exceptions listed in the Title Policy do not and will not have a Material Adverse Effect on the Facility and related off-Site improvements and their use, operation and maintenance in accordance with past practices.

(b)	The Other Real Property Rights constitute all leases, easements, rights-of-way and other rights of the Company to use real property owned by Persons other than the Company. The Other Real Property Rights are in full force and effect, and except as set forth in Section 4.8(b) of the Seller’s Disclosure Schedule, the Seller holds the Other Real Property Rights free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)	Except as set forth in Section 4.8(c) of the Seller’s Disclosure Schedule, (i) the Site is the only real property in which the Company has any ownership, leasehold or other interest, (ii) to Seller’s Knowledge there is no proposed special assessment that would affect the Site, (iii) to Seller’s Knowledge there are no claims, causes of action, lawsuits or proceedings pending or threatened regarding the ownership, use or possession of the Site, including condemnation or similar proceedings, or regarding the Company’s right to use utilities used or otherwise reasonably necessary to operate the Facility, (iv) the Facility is located entirely on Owned Real Property (other than off-Site improvements required to connect the Facility with the electric transmission grid and with natural gas pipelines, which are properly located on Other Real Property Rights) and the Company’s rights in the Site are sufficient to permit the continued presence, use, operation and maintenance of the Facility and such related off-Site improvements, and (v) no portion of the Site is leased, subleased or licensed by the Company to any other Person.

4.9	Legal Compliance. Except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Affiliates has since May 4, 2001, and to the Knowledge of the Seller before that time, complied in a timely manner with all Laws and Orders of all United States federal, state, local, foreign governments and agencies thereof that affect the business, properties or assets of the Company. No notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Knowledge of the Seller, threatened in writing against the Company alleging any violation of any of the foregoing, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.10	Environmental Matters. Except as set forth on Section 4.10 of the Seller’s Disclosure Schedule:

(a)	The Company has been and is in material compliance with Environmental Laws and Environmental Permits.

(b)	There are no pending or, to the Seller’s Knowledge, threatened claims, demands, actions, notices of noncompliance, administrative proceedings, lawsuits or investigations or outstanding Orders against the Company under any Environmental Laws, claiming any personal injury, property damage or other harm allegedly resulting from the Release of or exposure to Hazardous Substances, or arising from any activities not in compliance with any Environmental Laws.

(c)

The Company has not received any written notice or request for information indicating that it is a potentially responsible party under CERCLA or any similar state law with respect to the Site, any real property adjacent to the Site or any Off-Site Location, or any written notice of any Governmental Authority’s allegation or investigation of any criminal or civil violations by the Company of any Environmental Laws.

(d)	The Company holds all Environmental Permits needed to operate the Facility as it is being operated as of the date of this Agreement. All such Environmental Permits are in effect and no appeal nor any other action is pending to revoke any such permit. To the extent required by applicable Environmental Laws, the Company has filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any necessary Environmental Permits in a timely fashion so as to allow the Company to continue to operate its business and the Facility in compliance with applicable Environmental Laws, and the Company does not have reason to know that such new or renewed Environmental Permits will include any terms or conditions that will be more stringent than the terms and conditions of existing Environmental Permits, except for such applications, terms and conditions that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)	The Seller has heretofore delivered to the Buyers true and complete copies of all material environmental studies, audits and assessment reports in its possession or prepared on its behalf and made in the last seven years relating to the Site or the construction or operations of the Facility.

(f)	The Company has not and to the Seller’s Knowledge, no other Person has, Released any Hazardous Substances on, beneath or adjacent to the Site, or any real property formerly owned or operated by the Company, except for Releases of Hazardous Substances that are not reasonably likely to result in a claim against the Company under Environmental Laws.

(g)	To the Seller’s Knowledge, the Facility does not contain toxic or hazardous mold that would require remediation in order to protect the health of individuals working at the Facility.

(h)	All of the emissions allowances for present or future years allocated to the Company with respect to the Facility remain in the Company’s relevant federal or state compliance accounts, other than allowances that have previously been used by the Company for purposes of demonstrating the Facility’s compliance with applicable Environmental Laws, and the Company has not entered into any agreement with any Person (including Affiliates of the Company) to sell, transfer or other otherwise convey emissions allowances that have been issued to it, that will or may be issued to it in the future, or that have been acquired by the Company prior to August 20, 2004, other than sales of emissions allowances that have been completed prior to August 20, 2004.

(i)	With the exception of those set forth in Sections 4.21 and 4.22, the only representations and warranties given by Seller in respect to environmental matters are those contained in this Section 4.10, and none of the other representations and warranties given by Seller in this Agreement other than those set forth in Sections 4.21 and 4.22 will be deemed to constitute, directly or indirectly, a representation or warranty in respect of any matter relating to Environmental Laws or Environmental Permits.

4.11	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

4.12	Litigation. There is no claim, action, proceeding or investigation pending or, to the Seller’s Knowledge, threatened in writing against the Company before any Governmental Authority, or any Order, other than such matters that would not, individually or in the aggregate, have a Material Adverse Effect or that would delay or prevent the consummation of the transactions contemplated by this Agreement.

4.13	Employment Matters.

(a)	Other than services by employees of the Seller or its Affiliates provided under the agreements and arrangements set forth on Section 4.19 of the Seller’s Disclosure Schedule, the only individuals who are employed to provide services in respect of the Company are employed by the Company.

(b)	Neither the Company nor any other Person is a party to any employment agreement with any Employee in respect of employment with the Company.

(c)	There is not presently pending or existing any strike, slowdown, picketing, work stoppage or employee grievances in process, or any proceeding against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, and, to the Seller’s Knowledge, none of the foregoing is threatened.

(d)	The Company is not and since May 4, 2001, and to the Knowledge of the Seller before that time, has not been a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to the Employees. Since May 4, 2001, and to the Knowledge of the Seller before that time, no labor union has been certified by the National Labor Relations Board as bargaining agent for any of the Employees, no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of the Employees, and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of the Employees.

(e)	The Company has complied with all provisions of Law pertaining to the employment of employees, including such Laws relating to labor relations, equal employment and fair employment practices, except for any noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(f)	Section 4.13(f) of the Seller’s Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of the Company, and the family relationships, if any, among such individuals, (ii) the wage rates for non-salaried and non-executive salaried employees of the Company by classification, and (iii) all group insurance programs in effect for employees of the Company. The Company is not in default with respect to any of its obligations referred to in the preceding sentence.

(g)	No Employee has notified the Company in writing that he plans to terminate employment with the Company during the 12 months following the date of this Agreement.

4.14	Employee Benefits.

(a)	Section 4.14(a) of the Seller’s Disclosure Schedule lists each Employee Benefit Plan that the Company sponsors or maintains, or to which the Company (or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (an “ERISA Affiliate”)) contributes or has any obligation to contribute, that covers any Employee or any individual formerly employed by the Company (collectively, the “Allegheny Employee Benefit Plans”). With respect to each of the Allegheny Employee Benefit Plans, the Seller has delivered or made available to the Buyers complete copies of each of the following documents: (i) the governing plan document and any funding instrument established thereunder; (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, and, if separate, the most recent financial statement; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, to the extent such summaries are required under ERISA; and (iv) the most recent determination letter received from the Internal Revenue Service with respect to each of the Allegheny Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code.

(b)

Each of the Allegheny Employee Benefit Plans has been operated and administered in accordance with its terms and the applicable requirements of ERISA, the Code and other Laws, except where the noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.14(b) of the Seller’s Disclosure Schedule, there are no pending or, to the Seller’s Knowledge, threatened claims by or on behalf of any of the Allegheny Employee Benefit Plans, by any Employee or any beneficiary of any such Allegheny Employee Benefit Plan or otherwise involving any such Allegheny Employee Benefit Plan (other than routine claims for benefits).

(c)	All contributions (including all employer contributions and employee salary reduction contributions) that are due from the Company or any Employee or former employee of the Company have been paid to each Allegheny Employee Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due from the Company or any Employee or former employee of the Company have been paid to each Allegheny Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company and the Allegheny Employee Benefit Plans. All premiums or other payments due from the Company for all periods ending on or before the Closing Date have been paid with respect to each Allegheny Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d)	No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Seller’s Knowledge, no condition exists that presents a material risk to the Company of incurring a liability under such Title. No Allegheny Employee Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has incurred any “accumulated finding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year of such Allegheny Employee Benefit Plan, and all contributions as of the date hereof and as of the Closing Date required to be made with respect thereto (whether pursuant to the terms of such Allegheny Employee Benefit Plan or by Law) have been made.

(e)	No Allegheny Employee Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to any such multiemployer plan covering one or more Employees or former employees of the Company during the preceding six years. No Allegheny Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.

(f)	Each Allegheny Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under said Section 401(a), and, to the Seller’s Knowledge, no event has occurred that is likely to result in the disqualification of such Allegheny Employee Benefit Plan.

(g)	Except as set forth in Section 4.14(g) of the Seller’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, whether alone or together with any other event, (i) entitle any Employee or any other individual formerly employed by the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee or other individual.

(h)	Except as set forth in Section 4.14(h) of the Seller’s Disclosure Schedule, no Allegheny Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former Employees beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement or other termination of employment benefits under any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, or (iii) disability benefits.

(i)	To the Seller’s Knowledge, neither the Seller nor any other Person has engaged in a transaction with respect to any Allegheny Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Employee to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in respect of any Allegheny Employee Benefit Plan.

(j)	There has been no amendment to, announcement by the Company, the Parent or any of their Affiliates relating to, or change in employee participation or coverage under, any Allegheny Employee Benefit Plan which would increase materially the aggregate benefits provided to any Employee under such Allegheny Employee Benefit Plan above the level of the aggregate benefits provided thereunder for the most recent fiscal year.

4.15	Intellectual Property. Except as disclosed in Section 4.15 of the Seller’s Disclosure Schedule:

(a)	The Company owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Encumbrances other than Permitted Encumbrances, all Company Intellectual Property.

(b)

The conduct of the businesses of the Seller (as it relates to the Facility and the Company) and of the Company as currently conducted, to the Seller’s Knowledge, does not infringe upon or misappropriate any Intellectual Property of any third party, and neither the Seller nor the Company has received written notice by any Person of any pending or threatened claims, suits, actions, mediations, arbitrations, orders or other adversarial proceedings (i) alleging infringement (or other violation) by the Seller (except where such violation would not have a Material Adverse Effect) or the Company of Intellectual Property or other rights of any Person, or (ii) challenging the Seller’s or the Company’s ownership or use of, or the validity, enforcement, registrability or maintenance of, any Company Intellectual Property.

(c)	To the Seller’s Knowledge, no Person is infringing upon or otherwise violating any Company Intellectual Property.

(d)	To the Seller’s Knowledge, the use by the Company of any Company Intellectual Property is, except as would be immaterial, in accordance with any and all applicable grants, licenses, agreements, instruments or other arrangements pursuant to which the Company acquired the right to use such Company Intellectual Property.

(e)	The Company has not entered into and is not bound by any consents, Orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements that (i) restrict the Company’s right to use any Company Intellectual Property, (ii) restrict the business of the Company in order to accommodate a third Person’s Intellectual Property rights, or (iii) permit any third party to use any Company Intellectual Property.

4.16	Contracts. Section 4.16 of the Seller’s Disclosure Schedule lists all Material Agreements. Neither the Company nor, to the Seller’s knowledge, the other party to any of the Material Agreements is in breach or default under, and to the Seller’s Knowledge no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration of, any Material Agreements, except for such breaches, defaults or events as to which requisite waivers have been, or prior to the Closing will have been, obtained or that would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has made available to the Buyers a correct and complete copy of each Material Agreement listed in Section 4.16 of the Seller’s Disclosure Schedule.

4.17	Permits. The Company holds and is in material compliance with all Permits that are required to own or operate the Facility as operated on the date of this Agreement, except for such failures to hold or comply that would not, individually or in the aggregate, have a Material Adverse Effect. Each Permit is in full force and effect, the Company is in compliance in all material respects with all of its obligations with respect thereto, and no event has occurred and is continuing which allows, or with or without the giving of notice or the passage of time or both would allow, the revocation or termination of any permit.

4.18	Brokers’ Fees. The Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than those (if any) by, through or under Buyers.

4.19	Transactions with Affiliates. Section 4.19 of the Seller’s Disclosure Schedule lists all contracts and agreements between the Company, on one hand, and any of the Seller or its Affiliates, on the other.

4.20	Regulatory.

(a)	The Company is not subject to regulation as an “electric utility”, “electric corporation”, “electrical company”, “public utility”, “holding company”, “public utility holding company” or “public service corporation” or the equivalent under any Law or PUHCA or any rule, regulation, order or interpretation of any Governmental Entity with respect to PUHCA.

(b)	None of Seller, the Company nor any of their Affiliates is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended.

(c)	The Project is an “eligible facility” under Section 32(a) of PUHCA and the FERC regulations implemented thereunder and all administrative and judicial precedent relating to them. The Parent is a “registered holding company” and is subject to regulation under PUHCA; however, the Company was determined by FERC’s staff, acting on delegated authority, to be an exempt wholesale generator within the meaning of Section 32 of PUHCA by Order dated March 2, 2000 in Docket No. EG00-80-000. The Company and the Facility have met, and will continue to meet until the consummation of the Transaction at the Closing, all applicable requirements for the maintenance of such status.

(d)	On January 25, 2001 in Docket No. ER01-623-000, the Company obtained an Order from the FERC staff, acting on delegated authority, accepting for filing the Project Company’s Market-Based Rate tariff and granting waivers and blanket approvals under the Federal Power Act. The Market-Based Rate Order is a final, non-appealable order.

4.21	Financial Statements.

(a)	The Seller has made available to the Buyers the financial statements in Section 4.21 of the Seller’s Disclosure Schedule (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP (without footnotes) applied on a consistent basis, and present fairly in all material respects the financial condition and results of operations of the Company as of the dates of the particular Company Financial Statements.

(b)

Since June 30, 2004, the Company has conducted its business only in the Ordinary Course of Business, and the Company has not suffered any Material Adverse Effect or, other than as set forth in Section 4.21(b) of the

Seller’s Disclosure Schedule, engaged in any action of the type described in Section 6.3.

(c)	To the Seller’s Knowledge, the financial and accounting records regarding operations of the Facility set forth in Section 4.21(c) of the Seller’s Disclosure Schedule are true and complete as to the matters set forth thereon in all material respects.

4.22	Undisclosed Liabilities. The Company has no Liabilities that are required to be reflected in a balance sheet prepared in accordance with GAAP which would, individually or in the aggregate, have a Material Adverse Effect, except for (a) Liabilities reflected or reserved against in the Company Financial Statements; or (b) Liabilities that have arisen in the Ordinary Course of Business after June 30, 2004; (c) Liabilities described in Section 4.22 of the Seller’s Disclosure Schedule; or (d) Liabilities arising under Material Agreements.

4.23	No Guarantees. The Company has no indebtedness for borrowed money, other than trade payables incurred in the Ordinary Course of Business and payables to Seller or its Affiliates that will be extinguished as of the Closing.

4.24	Insurance. Section 4.24 of the Seller’s Disclosure Schedule sets forth (a) a true list and description of applicable insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company, together with a statement regarding the impairment or likely impairment of each such insurance policy or other arrangement through the date hereof, (b) coverages and deductible for fire and casualty, general liability and workers compensation under those policies, (c) a description of such risks that the Company, or its directors, managers or officers, have designated as being self-insured and (d) a true and complete list of all outstanding claims for medical expenses in excess of $10,000 made by or with respect to any single Employee (but not including the identity of such Employee). All such policies are in full force and effect, subject to the terms of each policy, all premiums due with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. During the 12 months preceding the date of this Agreement, neither the Company nor any of its Affiliates has been refused any insurance, or had any coverage limited, on account of conditions or events involving the Company or the Facility.

4.25	Due Diligence Materials.

(a)	All of the Due Diligence Materials that are photostatic, facsimile or electronic copies conform in all material respects with the original documents.

(b)	The financial records attached to Section 4.25(b) of the Seller’s Disclosure Schedule present fairly in all material respects the matters set forth thereon.

4.26	No Other Business. The Company has never engaged in any business other than the development, construction, ownership, operation and financing of the Facility.

4.27	Bank Accounts. As of the Closing Date, the Company will have no safe deposit boxes, checking accounts or other accounts of any nature.

4.28	Disclaimer of Other Representations and Warranties.

(a)	EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE INTERESTS OR THE PROPERTIES OR ASSETS OF THE COMPANY OR THE FACILITY, THE OPERATIONS OF THE FACILITY, OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE FACILITY, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE FACILITY OR THE ABILITY OF THE BUYERS TO GENERATE OR SELL ELECTRICAL ENERGY.

(b)	WITHOUT LIMITING THE FOREGOING, AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PROPERTIES OR ASSETS OF THE COMPANY OR THE FACILITY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, OR AS TO THE CONDITION OF THE PROPERTIES OR ASSETS OF THE COMPANY OR THE FACILITY, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE COMPANY OR THE FACILITY. ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

(c)	EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 OF THIS AGREEMENT, THE PROPERTIES AND ASSETS OF THE COMPANY, THE FACILITY AND THE INTERESTS ARE SOLD “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS.”

5.	Representations and Warranties Concerning the Buyers. Each Buyer represents and warrants to the Seller that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule of the Buyers (the “Buyers’ Disclosure Schedule”) attached to this Agreement.

5.1	Organization of the Buyers. That Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2	Authorization of Transaction.

(a)	That Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(b)	That Buyer has duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party.

(c)	This Agreement and the Transaction Documents to which it is a party constitute the valid and legally binding obligations of that Buyer, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3	Noncontravention. Subject to obtaining or making, as applicable, all of the Buyers’ Required Consents and the Buyers’ Required Regulatory Approvals, neither the execution and the delivery of this Agreement or the Transaction Documents to which that Buyer is a party, nor the consummation of the contemplated transactions, will:

(a)	Violate any Law or Order applicable to that Buyer, except where the violation would not, individually or in the aggregate, have any change or effect that is reasonably likely to be materially adverse to that Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)	Violate any provision of that Buyer’s articles, charter, limited liability company agreement, bylaws or other organizational documents or governance provisions; or

(c)	Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which that Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, have any change or effect that is reasonably likely to be materially adverse to that Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4	Consents. To that Buyer’s Knowledge, that Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person (including any Governmental Authority) in order to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party, except for the Buyers’ Required Consents and the Buyers’ Required Regulatory Approvals, and except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not materially adversely affect that Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.5	Brokers’ Fees. That Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5.6	Investment. That Buyer is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. That Buyer will acquire the Interests for its own account for the purpose of investment and not with a view towards the resale, transfer or distribution of the Interests in violation of the Securities Act of 1933, as amended, or other applicable federal or state securities or blue sky Laws.

5.7	Financing. That Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to make payment of its Buyer’s Percentage of the Purchase Price and of all other amounts payable pursuant to this Agreement and to perform all of its other obligations under this Agreement and the Transaction Documents within the time contemplated by this Agreement.

5.8	Litigation. There is no claim, action, proceeding or investigation pending or, to that Buyers’ Knowledge, threatened against or relating to that Buyer or its Affiliates before any Governmental Authority, or any judgment, decree or Order of any Governmental Authority, that would delay or prevent the consummation of the transactions contemplated by this Agreement.

5.9	No Knowledge of Certain Conditions. To that Buyer’s Knowledge, and assuming the accuracy of the Seller’s representations and warranties in this Agreement, the Parties’ compliance with their obligations under this Agreement, and the making or obtaining, as applicable, of all Buyers’ Required Consents and Seller’s Required Consents, no condition or circumstance exists as of the date of this Agreement that will excuse that Buyer from its timely performance of its obligations under this Agreement.

5.10	Due Diligence Investigation and Other Acknowledgements.

(a)	That Buyer acknowledges and agrees that it has fully conducted and is relying exclusively upon the Seller’s representations and warranties in this Agreement and its own inspections and investigation in order to satisfy itself as to the condition and suitability of the business, inventories, assets, real and personal properties, Liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Facility. In addition, that Buyer acknowledges that it has reviewed, or has had the opportunity to review, all of the Due Diligence Materials to its full and complete satisfaction.

(b)	That Buyer acknowledges and agrees that, except as provided in this Agreement, the Seller makes no representations or warranties (express, implied, at common law, statutory or otherwise) with respect to the accuracy or completeness of the Due Diligence Materials now, previously or hereafter made available to that Buyer in connection with this Agreement (including any description of the Company or the Facility, revenue, price and expense assumptions, electricity demand forecasts or environmental information), or of any other information furnished to that Buyer by the Seller or its Representatives.

6.	Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

6.1	General. Each of the Parties will use Commercially Reasonable Efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 8 of this Agreement). No Party will, without the prior written consent of the other Party, take any action, or refrain to take any action, where such action or failure to take action might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

6.2	Notices and Consents.

(a)

Each Buyer and the Seller will (and the Seller will cause the Company to) give any notices to, make any filings with, and use Commercially Reasonable Efforts to obtain any consents of any third party necessary in connection with the transactions contemplated by this Agreement, including the Buyers’ Required Consents and the Seller’s Required Consents, as applicable, and the Exelon Consent. Each Buyer will use Commercially Reasonable Efforts to obtain such consents and agreements with Persons to which the Buyers or the Company pledge, assign, or grants a security interest in its right, title, and interest in and to the Exelon Agreements (as defined in the Exelon Consent) in customary form that such Persons reasonably may request in connection with any financing that will close at or promptly after the Closing and that do not adversely affect Exelon’s rights under the Exelon Agreements. If each of the Exelon Consent and the consents and agreements described in the immediately preceding sentence has not been executed and delivered by all parties to it within 60 days after the filing of the application for the approval listed as item 1 on Section 1(b) of the Seller’s Disclosure Schedule, the Seller may terminate this Agreement pursuant to Section 11.1(i) of this Agreement by providing written notice of termination to each Buyer; provided, however, that the Seller shall not be entitled to so terminate this Agreement in the event the Seller has breached its obligations under Section 6.6 hereof, and any notice of termination delivered pursuant to this Section 6.2(a) shall include a certificate executed and delivered by the Seller to the effect that the Seller has not breached its obligations under Section 6.6 hereof.

(b)	Unless such a filing is not required, as promptly as practicable after the date of this Agreement, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use Commercially Reasonable Efforts to obtain an early termination of the applicable waiting period and will make (and the Seller will cause the Company to make) any further filings that may be necessary, proper or advisable relating to the HSR Act. Each of the Parties will cooperate and coordinate with the other Party in connection with such filings and actions. Each Party will bear its own costs of the preparation of any such filings, and Seller and Buyers each will pay one-half of the entire amount of the filing fee with respect to all filings made pursuant to the HSR Act and Buyers will bear all costs associated with any experts or consultants reasonably necessary in connection with such filings.

(c)	As promptly as practicable after the date of this Agreement, each Buyer and the Seller will (and the Seller will cause the Company to) give any notices to, make any filings with, and use Commercially Reasonable Efforts to obtain the Buyers’ Required Regulatory Approvals and the Seller’s Required Regulatory Approvals, as applicable, and any other authorizations, consents and approvals of any Governmental Authority necessary in connection with the transactions contemplated by this Agreement. Each of the Parties will cooperate and coordinate with the other Party in connection with such filings and actions. The Parties will respond promptly to any requests for additional information made by such Governmental Authority and will use Commercially Reasonable Efforts to cause all such consents and approvals to be obtained or waived at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing or notice, except that each Buyer will bear its respective percentage of all costs associated with any experts or consultants reasonably necessary for the preparation of any such filing or notice or reasonably necessary to obtain such consents and approvals as promptly as practicable.

(d)	In furtherance of Section 6.2(c) above, as promptly as practicable after the date of this Agreement, the Seller will (and the Seller will cause the Company to) make all filings required to be made by it under the Federal Power Act, as amended. The Buyers will cooperate with the Seller in preparing such applications. Without limiting the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to cause the application for the approval listed as item 1 on Section 1(b) of the Seller’s Disclosure Schedule to be filed by October 11, 2004. The Seller will be solely responsible for the cost of preparing and filing such applications, as well as all petition(s) for rehearing and all reapplications. If any filing is rejected by the FERC, the Seller will petition the FERC for rehearing or permission to re-submit an application with the FERC.

(e)	The Seller, at its sole expense, will (i) use all Commercially Reasonable Efforts to cause the transactions contemplated by this Agreement to be permitted, as of the Closing, under the Existing Debt Documents, including Section 5.02(e)(v) of the Common Terms Agreement and Section 9.08(a) of the Security and Intercreditor Agreement, and (ii) will timely seek and cause the Company timely to seek, and will use all Commercially Reasonable Efforts to obtain, the releases described in Section 8.1(r).

6.3	Operation of Business. The Seller will not, without the consent of the Buyers (which will not be unreasonably withheld or delayed), cause or permit the Company to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, except as expressly contemplated by this Agreement. Without limiting the foregoing, the Seller will not, without the consent of the Buyers (which will not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, cause or permit the Company to do any of the following:

(a)	Sell, lease (as lessor), transfer or otherwise dispose of, any of the material assets of the Company, or any spare parts or other inventory, other than as used, consumed or replaced in the Ordinary Course of Business;

(b)	Encumber, pledge, mortgage or suffer to be imposed on any of the material assets of the Company, or any spare parts or other inventory, any Encumbrances other than Permitted Encumbrances;

(c)	Amend, terminate, allow to lapse or expire, fail to timely apply for renewal of, or otherwise modify in any respect any Material Agreement or any Permit or Environmental Permit or as may be required in connection with transferring the rights or obligations under such Material Agreement, Permit or Environmental Permit to the Buyers pursuant to this Agreement;

(d)	Enter into commitments to make any Capital Expenditures;

(e)	Amend or otherwise change its charter, bylaws, member control agreement or equivalent organizational documents;

(f)	Issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any membership interests, in the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests, or any other ownership interest (including without limitation any phantom interest) in the Company;

(g)	Acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any interest in any other Person or any division thereof; incur any indebtedness for borrowed money (other than from the Seller or its Affiliates and trade payable in the Ordinary Course of Business) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; or enter into any transaction relating to the purchase of assets other than in the Ordinary Course of Business;

(h)	Enter into any new employment, consulting or severance agreement with any director, officer, employee or consultant of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant, except pursuant to existing contractual arrangements or existing compensation plans;

(i)	Enter into any material amendment to or material modification of or terminate any Material Agreement;

(j)	Fail to maintain the Facility in accordance with Good Utility Practice, or modify the Facility in any material respect; or

(k)	(i) change any financial or Tax accounting methods, policies or practices of the Company or with respect to the assets or activities of the Company, except as required by a change in GAAP or SEC rules, regulations or guidelines or applicable law, (ii) make, revoke, or amend any Tax election of the Company or with respect to the assets or activities of the Company, (iii) file any amended Tax Return of the Company or with respect to the assets or activities of the Company, (iv) enter into any closing agreement affecting any Tax liability or refund of the Company or with respect to the assets or activities of the Company, (v) settle or compromise any Tax liability or refund of the Company or with respect to the assets or activities of the Company, or (vi) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of the Company or with respect to the assets or activities of the Company; or

(l)	Enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

6.4	Full Access.

(a)	The Seller will (and the Seller will cause the Company to) permit the Buyers and their Representatives to have reasonable access during normal business hours with reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company and the Facility, which access will include the right to conduct environmental due diligence, except that the Buyers will not be entitled to conduct invasive testing, or sample or test surface waters, soil, sediments, groundwater, emissions or discharges with respect to the Facility or the Site. Any information obtained by any Buyer or its Representatives under this Section 6.4 is subject to the Confidentiality Agreement.

(b)	Neither Buyer will, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, the Company with respect to any aspect of the Facility or the transactions contemplated by this Agreement, without the consent of the Seller (not to be unreasonably withheld or delayed).

6.5	Notice of Developments.

(a)	Prior to the Closing, each Party will advise the others in writing with respect to any matter arising after the date of this Agreement of which that Party obtains Knowledge and that, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in the Buyers’ Disclosure Schedule or the Seller’s Disclosure Schedule, as applicable, or would constitute a breach of any of its representations or warranties.

(b)	The Seller will, from time to time prior to the Closing, promptly supplement or amend the Seller’s Disclosure Schedule with respect to any matter that existed as of the date of this Agreement and should have been set forth or described in the Seller’s Disclosure Schedule. No disclosure by the Seller pursuant to this Section 6.5(b), however, will be deemed to amend or supplement the Seller’s Disclosure Schedule or to have qualified the representations and warranties contained in this Agreement, unless the Buyers expressly consent to such supplement in writing.

(c)	The Seller will, from time to time prior to the Closing, promptly supplement or amend the Seller’s Disclosure Schedule with respect to any matter arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Seller’s Disclosure Schedule in order to make any representation or warranty set forth in this Agreement true and correct as of such date. If the matters disclosed on such supplemented or amended Seller’s Disclosure Schedule have or could reasonably be expected to have a Material Adverse Effect, then Buyer may, in accordance with Section 11.1(b), terminate this Agreement, within 10 calendar days after receipt of the supplemented or amended Seller’s Disclosure Schedule, by written notice thereof to Seller; provided, however, that if Buyer does not exercise such right to terminate this Agreement within such 10 calendar day period, then (i) Buyer will be deemed to have forever waived any right to terminate this Agreement based upon such supplement or amendment, (ii) Buyer will be deemed to have accepted such supplement or amendment, and (iii) such supplement or amendment will be deemed to supplement or amend Seller’s Disclosure Schedules. If Buyer does elect to terminate this Agreement pursuant to Section 11.1(b) then Seller will have a 30 day period to cure the event causing the amended or supplemented Seller’s Disclosure Schedule.

(d)	Each Buyer will, from time to time prior to the Closing, promptly supplement or amend the Buyers’ Disclosure Schedule with respect to any matter (i) that existed as of the date of this Agreement and should have been set forth or described in the Buyers’ Disclosure Schedule, or (ii) arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Buyers’ Disclosure Schedule in order to make any representation or warranty set forth in this Agreement true and correct as of such date. No disclosure by any Buyer pursuant to this Section 6.5(d), however, will be deemed to amend or supplement the Buyers’ Disclosure Schedule or to have qualified the representations and warranties contained in this Agreement, unless the Seller expressly consents to such supplement in writing.

6.6	Exclusivity. The Seller will not, and the Seller will not cause or permit the Company to, solicit, initiate or encourage the submission of, or participate in negotiations or provide information in connection with, any proposal or offer from any Person relating to the acquisition of all or substantially all of the membership interests, partnership interests or capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation or share exchange).

6.7

Guaranties of the Seller. The Buyer will use Commercially Reasonable Efforts to arrange that the Seller and its Affiliates (other than the Company) be released, as of the Closing, from their obligations to provide guaranties, letters of credit, bonds, credit support or other security in connection with the Company or the Facility set forth in Section 6.7 of the Seller’s Disclosure Schedule.

6.8	Intercompany Obligations and Agreements. Prior to the Closing the Seller will cause the following to occur:

(a)	the payment, satisfaction and discharge of all receivables and payables outstanding between the Company, on the one hand, and any of the Seller or its Affiliates (other than the Company), on the other hand;

(b)	the termination of all of the intercompany contracts and agreements identified in Section 4.19 of the Seller’s Disclosure Schedule;

(c)	subject to receipt of Seller’s Required Consents where applicable, the transfer to the Company of all real property and other assets of the Seller and its Affiliates that the Seller’s Disclosure Schedule states are currently owned by the Seller or any of its Affiliates but will be transferred to the Company at or prior to the Closing; and

(d)	the full release, termination and discharge of the Encumbrances and other obligations of the Company that the Seller’s Disclosure Schedule states will be released, terminated or discharged at or prior to the Closing.

6.9	Risk of Loss.

(a)	Between the date of this Agreement and the Closing Date, all risk of loss or damage to the assets and properties of the Company will be borne by the Seller, except that loss or damage caused by the acts or omissions of a Buyer or its Representatives will be the responsibility of that Buyer.

(b)	If, after the date of this Agreement and prior to the Closing, all or any portion of the assets and properties of the Company (i) is condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking that has not been consummated, or (ii) is materially damaged or destroyed by fire or other casualty, then the Seller will notify the Buyers promptly in writing of such fact. If that condemnation, taking, damage, or destruction results in the failure of any condition in Section 8.1 to be met, then Buyers may terminate this Agreement pursuant to Section 11.1(h). If Buyers do not so terminate this Agreement, the Seller shall procure that all proceeds of insurance, condemnation awards and similar amounts are paid to the Company and, if paid before the Closing, remain with the Company up to and including the time of the Closing.

6.10

Employee Matters. The Seller will, or as appropriate will cause the Company to, perform such acts, execute such documents and provide such notices as are necessary (a) to terminate the Employees’ active participation and, as applicable, the Company’s participation as a participating employer, in the Allegheny

Employee Benefit Plans as of the Closing Date and (b) to cause the Company to have no liability with respect to the Allegheny Employee Benefit Plans after the Closing (whether for contributions, the payment of benefits or otherwise). The Parties also shall take the actions required by Section 7.6 to occur before the Closing.

7.	Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

7.1	General. If after the Closing any further action is necessary to carry out the purposes of this Agreement, the Transaction Documents and the contemplated transactions, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, and the requesting Party will pay all reasonable out-of-pocket costs and expenses of the requested Party (unless the requesting Party is entitled to indemnification for the requested action under Section 9 of this Agreement). No Party, however, will be required to take any action that, in the opinion of counsel, could constitute a violation of any Law.

7.2	Transition. The Seller and its Affiliates will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

7.3	Access to Information.

(a)	After the Closing, the Buyers will afford to the Seller and its Representatives access during normal business hours with reasonable notice to the books, records and personnel of the Company and the Facility, and to such other information, and will furnish such cooperation relating to the Company, as the Seller reasonably requests for financial, environmental and regulatory reporting and accounting matters, the calculation of Net Working Capital, the preparation and filing of any Tax Returns, the defense of Tax and indemnity claims, and any other purposes related to this Agreement, the Transaction Documents or the contemplated transactions. In addition, the Seller will afford each Buyer and its Representatives similar access to any books, records or files retained by the Seller relating to the business of the Company.

(b)

Each Buyer and Seller will hold, and will use all commercially reasonable efforts to cause its respective Affiliates and its respective officers, employees, directors, counsel, accountants, financial advisors and other representatives to hold, in strict confidence from any other Person all information and documents obtained pursuant to Section 7.3(a), provided that nothing in this sentence shall limit the disclosure by any party of any information (a) to the extent required by statute, rule, regulation or judicial process (provided that if permitted by law, each party agrees to give the other parties prior notice of such disclosure in sufficient time to permit any of such other parties to obtain a protective Order should it so determine), (b) in connection with any litigation to which such party is a party (provided that such party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an action or proceeding brought by a party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing party or its Affiliates and (e) to its Affiliates (but the party shall be liable for any breach by its Affiliates).

7.4	Transfer Taxes. The Buyers on the one hand and the Seller on the other each will pay 50% of all sales, use, transfer, real property transfer, recording, stock transfer and other similar Taxes and fees, if any, arising out of or in connection with the sale of the Interests pursuant to this Agreement, and will indemnify, defend and hold harmless the other and its Representatives with respect to its share of any such Taxes. The Buyers and the Seller shall cooperate in the preparation, execution and filing of all necessary documentation and Tax Returns with respect to such Taxes.

7.5	Securities Law Covenant. No Buyer will transfer or otherwise dispose of any of the Interests, or any interest in the Interests, in such manner as to cause the Seller or its Affiliates to be in violation of the registration requirements of the Securities Act, or applicable federal or state securities or blue sky Laws.

7.6	Employment Matters.

(a)

Not later than 14 days before the Closing Date, the Buyers shall cause the New Operator to offer employment to each Employee, effective immediately following the Closing provided that the Closing occurs, at an initial rate of base pay not less than that in effect with respect to the Employee immediately before the Closing and initially at the same location and in a capacity substantially equivalent to the capacity of the Employee immediately before the Closing. The Seller shall, and shall cause the Company and their Affiliates to cooperate with the reasonable requests of Buyers and the New Operator for access to the Employees before Closing for purposes of making such employment offers. Any Employee who accepts such offer of employment shall be referred to herein as a “Transferred Employee.” The Buyers shall cause the Company to terminate, effectively immediately following the Closing, the employment of all Employees and to pay to each Employee who is not a Transferred Employee the cash severance that the Employee would have received from the Seller or its Affiliates had such termination of employment occurred immediately before the Closing. The Buyers also shall, or shall cause the Company to, notify the Seller, on or before the third Business Day following the Closing Date, of the names of the Employees (if any) who are not Transferred Employees. Except as otherwise required by applicable Law, the New Operator shall not be required to continue the employment of any Transferred Employee after the Closing or, except as otherwise provided in this Section 7.6, to continue such employment on any particular terms and conditions.

(b)	The Buyers shall procure that the New Operator agrees to (i) provide each Transferred Employee with employee benefits under plans maintained by New Operator (“Post-Closing Benefit Plans”) that are no less favorable in the aggregate than the benefits provided by the New Operator from time to time to its other similarly situated employees, (ii) upon receiving proof of prior creditable coverage, waive all health care plan pre-existing condition requirements, actively at work exclusions, and waiting periods applicable to the Transferred Employees under the Post-Closing Benefit Plans (except to the extent that the requirements, exclusions, or periods applied with respect to the Transferred Employees immediately before the Closing), (iii) credit under the Post-Closing Benefit Plans all health care expenses incurred by the Transferred Employees under the Allegheny Employee Benefit Plans during the year in which the Closing Date occurs and prior to the Closing Date for the purposes of satisfying annual and lifetime deductibles and out of pocket limits, (iv) credit each Transferred Employee with service before the Closing Date for all purposes under the Post-Closing Benefit Plans (other than for purposes of benefit accrual under any defined benefit pension plan) to the extent that such service was credited under the Allegheny Employee Benefit Plans immediately before the Closing, (v) fulfill all obligations for accrued vacation and sick leave earned or accrued by the Transferred Employees as of the Closing Date, including all unused earned, banked and accrued vacation and sick leave that Transferred Employees have earned as of the Closing Date, and (vi) cause the trustee of any Post-Closing Benefit Plan that is a defined contribution plan in which a Transferred Employee participates, as directed by the Employee, to accept as a contribution any distribution to the Transferred Employee from the Allegheny Energy Employee Stock Ownership and Savings Plan that constitutes an “eligible rollover distribution” within the meaning of section 401(a)(31)(D) of the Code and complies with the provisions of both the Allegheny Energy Employee Stock Ownership and Savings Plan and the applicable receiving Post-Closing Benefit Plan; provided, however, that such Post-Closing Benefit Plan shall not be required to accept any distribution from the Allegheny Energy Employee Stock Ownership and Savings Plan in the form of securities of Seller or its Affiliates.

(c)

The Seller shall, or shall cause an appropriate Affiliate of the Seller to, be responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, and any similar applicable state law, including the notice requirements thereof, with respect to any

Employee (or any person who is a qualified beneficiary in respect of an Employee) who has a “qualifying event” (within the meaning of the foregoing statutes) that occurs on or before the Closing Date.

(d)	The Buyers acknowledge that the Company does not own any pension assets and that no pension assets of the Seller, if any, will be transferred to the Company or the Buyers.

(e)	Nothing contained in this Section 7.6, whether express or implied, is intended to confer upon any Employee or former employee of the Company any right or remedy, including without limitation any right as a third-party beneficiary.

7.7	Non-Use of Allegheny Marks.

(a)	The Allegheny Marks appear on some of the properties and assets of the Company, including on signage at the Facility, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Company. The Buyers acknowledge and agree that they do not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license or other right to use the Allegheny Marks.

(b)	The Buyers will (i) within 60 days after the Closing Date, remove the Allegheny Marks from, or cover or conceal the Allegheny Marks on, the properties and assets of the Company, including signage at the Facility, and provide written verification thereof to the Seller promptly after completing such removal, (ii) within 14 days after the Closing Date, return or destroy (with proof of destruction) all other assets of the Company that contain any Allegheny Marks that are not removable, and (iii) within 30 days after the Closing Date, file amendments to the certificate, charter, bylaws or other governing documents, or submit notifications or amendments with respect to any Permits, of the Company that use any Allegheny Marks.

(c)	Each Buyer agrees never to challenge Parent’s or its Affiliates’ ownership of the Allegheny Marks or any application for registration thereof or any registration thereof or any rights of the Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Company.

(d)	No Buyer will conduct any business or offer any goods or services under any Allegheny Marks, except as expressly permitted during the transaction period pursuant to Section 7.7(b) above or as permitted pursuant to Parent’s written consent.

(e)

No Buyer will send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Allegheny Marks or otherwise operate the Company in any manner that would or might reasonably be expected to confuse any Person into believing that such Buyer has any right, title, interest or license to use any Allegheny Marks.

8.	Conditions to Obligation to Close.

8.1	Conditions to Obligation of the Buyers. The obligation of each Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)	The representations and warranties of the Seller set forth in Sections 3 and 4 of this Agreement will be true and correct in all material respects (except that those representations and warranties qualified by reference to Material Adverse Effect shall be true and correct in all respects) at and as of the Closing Date;

(b)	The Seller will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)	There will not be any injunction, judgment, Order or decree of any Governmental Authority in effect preventing the consummation of any of the transactions contemplated by this Agreement;

(d)	The Seller will have executed and delivered to the Buyers a certificate to the effect that each of the conditions specified in Section 8.1(a) to (c) above is satisfied in all respects;

(e)	All applicable waiting periods (and any extensions) under the HSR Act will have expired or otherwise been terminated;

(f)	The Buyers will have procured all of the Buyers’ Required Consents, in form and substance reasonably satisfactory to that Buyer, the Exelon Consent shall have been executed and delivered by all parties to it, and Exelon shall have delivered such consents and agreements with Persons to which the Buyers or the Company pledge, assign, or grants a security interest in its right, title, and interest in and to the Exelon Agreements (as defined in the Exelon Consent) in customary form that such Persons reasonably may request in connection with any financing that will close at or promptly after the Closing and that do not adversely affect Exelon’s rights under the Exelon Agreements;

(g)	The Buyers will have procured all of the Buyers’ Required Regulatory Approvals, in form and substance reasonably satisfactory to that Buyer;

(h)	There will not have occurred any Material Adverse Effect between the date of this Agreement and the Closing;

(i)	The Seller will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of the Seller executing this Agreement and any certificate, instrument or document to be delivered by the Seller at the Closing;

(j)	The Seller will have delivered a certified copy of resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(k)	The Seller will have executed and delivered to each of the Buyers a non-foreign affidavit as described in Section 1445(b)(2) of the Code and the regulations thereunder, in form and substance reasonably satisfactory to the Buyers;

(l)	The Seller will have delivered to the Buyers written resignations of all of the incumbent officers, directors or individuals holding similar positions of the Company;

(m)	The Seller shall have provided to the Buyers, at its sole cost and expense; the Updated Title Policy and (ii) an update and recertification of the survey of the Owned Real Property dated February 27, 2003 by Bock & Clark Corp. to a date not more than 30 days prior to the Closing Date with such certification addressed to the Company, Chicago Title Insurance Company and any lenders or other parties as the Buyers may designate by notice to the Seller no later than five days prior to the Closing;

(n)	The Seller will have delivered to the Buyers the documents and agreements contemplated by this Agreement to be delivered by the Seller at the Closing;

(o)	The Seller shall have delivered an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., and Winston & Strawn LLP to the effect of Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 4.4 and 4.20, subject to customary assumptions, officer’s certificates and exceptions;

(p)	Exelon shall have a credit rating of at least BBB from Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and at least Baa2 from Moody’s Investors Service, Inc.;

(q)	The Seller shall have delivered evidence of compliance with Section 6.8 reasonably satisfactory in form and substance to that Buyer;

(r)

The Seller shall have delivered evidence, reasonably satisfactory in form and substance to that Buyer, of the full and irrevocable release of the Company from any and all obligations under the Existing Debt Documents and of the Interests, the Site, the Facility, the Energy Services Conversion Agreement and all other assets of the Company from all Encumbrances arising under or relating to the Existing Debt Documents, including the releases described in Section 9.08(a) of the Security and Intercreditor Agreement; and

(s)	All actions to be taken by the Seller in connection with consummation of the contemplated transactions and all certificates, instruments and other documents required to effect these transactions will be reasonably satisfactory in form and substance to that Buyer.

Each	Buyer may waive any condition specified in this Section 8.1 by providing a written waiver at or prior to the Closing.

8.2	Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)	The representations and warranties of the Buyers set forth in Section 5 of this Agreement will be true and correct in all respects at and as of the Closing Date;

(b)	Each Buyer will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)	There will not be any injunction, judgment, Order or decree of any Governmental Authority in effect preventing the consummation of any of the transactions contemplated by this Agreement;

(d)	Each Buyer will have delivered to the Seller a certificate to the effect that each of the conditions specified in Section 8.2(a) through (c) above is satisfied in all respects to the extent applicable to that Buyer;

(e)	All applicable waiting periods (and any extensions) under the HSR Act will have expired or otherwise been terminated;

(f)	Exelon shall have executed and delivered to the Seller and the Company the Exelon Consent, and the Seller will have made or obtained, as applicable, all of the other Seller’s Required Consents, in form and substance reasonably satisfactory to the Seller;

(g)	The Seller will have procured all of the Seller’s Required Regulatory Approvals, in form and substance reasonably satisfactory to the Seller;

(h)	There will not have occurred any change or effect since the date of this Agreement that is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets or Liabilities (including contingent Liabilities) of the Buyers;

(i)	The Seller will have been unconditionally released from its obligation to provide the guaranties or other obligations pursuant to Section 6.7 of this Agreement;

(j)	Each Buyer will have delivered a certificate of incumbency, dated as of the Closing Date, as to the officers and other personnel of such Buyer executing this Agreement and any certificate, instrument or document to be delivered by such Buyer at the Closing;

(k)	Each Buyer will have delivered a certified copy of corporate resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(l)	Each Buyer will have delivered to the Seller the documents and agreements contemplated by this Agreement to be delivered by that Buyer at the Closing; and

(n)	All actions to be taken by the Buyers in connection with consummation of the contemplated transactions and all certificates, instruments and other documents required to effect the contemplated transactions will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 8.2 by providing a written waiver at or prior to the Closing.

9.	Remedies for Breaches of this Agreement.

9.1	Survival of Representations, Warranties and Covenants.

(a)	The representations and warranties of the Seller contained in (a) Sections 3.1 through 3.6, 4.1, 4.3 through 4.6, 4.10 and 4.18 of this Agreement will survive the Closing and will continue in full force and effect for a period of five years after the Closing, (b) Sections 4.8, 4.9, 4.11 through 4.17 and 4.19 through 4.27 of this Agreement will survive the Closing and will continue in full force and effect until the date occurring 18 months after the Closing Date, (c) Section 4.7 will survive the Closing and will continue in full force and effect until 120 days following the expiration of the applicable statute of limitations (giving effect to any extensions thereof), and (d) Section 4.2, which will survive the Closing and will continue in full force and effect indefinitely. The representations and warranties of each Buyer contained in (a) Sections 5.1 through 5.5 of this Agreement will survive the Closing and will continue in full force and effect for a period of five years after the Closing and (b) Sections 5.6 through 5.9 of this Agreement will survive the Closing and will continue in full force and effect until the date occurring 18 months after the Closing Date.

(b)	The covenants of the Parties contained in this Agreement will survive the Closing in accordance with their respective terms.

9.2	Indemnification Provisions for Benefit of the Buyers. In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties or covenants contained in this Agreement (other than Section 4.7, which is addressed in Section 10.3), or any statement in the certificate delivered under Section 8.1(d) is inaccurate, provided that a Buyer makes a written claim for indemnification against the Seller with respect to such breach (or alleged breach) within the applicable survival period, and subject to the limitations set forth in Section 9.5 of this Agreement, then the Seller is obligated to indemnify and hold harmless each Buyer and its respective Representatives (each, a “Buyers’ Indemnitee”) from and against the entirety of any Adverse Consequences any Buyers’ Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

9.3	Indemnification Provisions for Benefit of the Seller. In the event a Buyer breaches (or in the event any third party alleges facts that, if true, would mean such Buyer has breached) any of its representations, warranties or covenants contained in this Agreement, or any statement in the certificate delivered by that Buyer under Section 8.2(d) is inaccurate, provided that a Seller makes a written claim for indemnification against that Buyer with respect to such breach (or alleged breach) within such applicable survival period, then that Buyer is obligated to indemnify and hold harmless each Seller and its respective Representatives (each, a “Seller’s Indemnitee”) from and against the entirety of any Adverse Consequences any Seller’s Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach). Nothing in this Agreement shall require a Buyer to indemnify Seller in respect of any breach by the other Buyer.

9.4	Matters Involving Third Parties.

(a)	If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party will promptly notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party will not relieve the Indemnifying Party from its obligation unless (and then solely to the extent) the Indemnifying Party is actually prejudiced.

(b)

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the

Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)	So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) of this Agreement, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent may not be withheld, conditioned or delayed unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent may not be withheld, conditioned or delayed unreasonably).

(d)	If any of the conditions in Section 9.4(b) of this Agreement is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.5	Limitations on Seller’s Indemnification Obligations.

(a)

Subject to Section 9.5(c), the Seller will have no obligation to indemnify any Buyers’ Indemnitee from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by the Seller of its representations or warranties contained in this Agreement or any inaccuracy in its certificate delivered under Section 8.1(d) until the Buyers’ Indemnitees have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $1,000,000 aggregate deductible, at which point the Seller will be obligated only to indemnify the Buyers’ Indemnitees from and against such further Adverse Consequences.

(b)	Subject to Section 9.5(c), the Seller will not be obligated to pay more than $86,000,000 in the aggregate on account of its obligation to indemnify the Buyers’ Indemnitees from and against all Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by the Seller of its representations, warranties or covenants contained in this Agreement or any inaccuracy in its certificate delivered under Section 8.1(d), including with respect to the matters set forth in Section 9.6(a) of this Agreement.

(c)	The provisions of Sections 9.5(a) and (b) shall not apply to any breaches of representations and warranties in Sections 3.1 through 3.5, 4.1 through 4.5, 4.7, 4.18, and 5.1 through 5.8; provided, however, the Seller will not be obligated to pay more than the Purchase Price in the aggregate on account of its obligation to indemnify the Buyers’ Indemnitees from and against all Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by the Seller of such representations or warranties or any inaccuracy in its certificate delivered under Section 8.1(d).

9.6	Environmental Indemnification.

(a)	The Seller is obligated to indemnify and hold harmless the Buyers’ Indemnitees from and against the entirety of any Adverse Consequences any Buyers’ Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by Third Party Claims for:

(i)	Any Liability under or related to Environmental Laws arising as a result of or in connection with loss of life, injury to persons or property, or damage to natural resources (whether such loss, injury or damage arose or was made manifest before or after the Closing Date) caused (or allegedly caused) by the disposal of Hazardous Substances at an Off-Site Location in connection with the ownership or operation of the Facility prior to the Closing Date;

(ii)

Any Liability under or related to Environmental Laws arising as a result of or in connection with a Response Action (whether such Response Action commenced before or after the Closing Date) for Hazardous Substances that are disposed at any Off-Site Location in connection with the ownership or operation of the Facility prior to the Closing Date; or

(iii)	Third Party Claims by a Governmental Authority or other Person relating to the storage, transportation, treatment, disposal, discharge, recycling or Release of any Hazardous Substances at any Off-Site Location, including, without limitation, former properties owned or operated by the Company, prior to the Closing Date, or the arrangement by the Company for any storage, transportation, treatment, disposal, discharge, recycling or Release of any such Hazardous Substances at any Off-Site Location, including, without limitation, former properties owned or operated by the Company, prior to the Closing Date.

(b)	Each Buyer, for itself and on behalf of its Representatives, hereby irrevocably releases and forever discharges the Seller’s Indemnitees from any and all Adverse Consequences of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, including Environmental Laws enacted or amended after the Closing Date, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, with respect to any of the Company, the Facility (other than as provided in Sections 9.2 and 9.6(a) of this Agreement) (collectively, “Environmental Claims”).

9.7	Employment Indemnification. The Buyers shall cause the Company to indemnify and hold harmless the Seller’s Indemnitees from and against the entirety of any Adverse Consequences any Seller’s Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by (a) any Liability related to all unemployment fund contributions concerning the Employees with respect to periods after the Closing Date; or (b) any Liability relating to the Employees arising out of or attributable to acts or omissions of the Company or any Buyer occurring after the Closing Date, including without limitation all claims asserted under the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, ERISA, the Occupational Health and Safety Act, or any other federal, state or local discrimination, civil rights, health and safety, wage and hour or worker’s compensation laws, or the common law doctrines of breach of contract, breach of covenant of good faith and fair dealing, promissory estoppel, violation of public policy, fraud or misrepresentation, defamation, intentional or negligent infliction of emotional distress, negligence, wrongful termination of employment, or any other employment-related doctrines under the common law of any state.

9.8	Other Indemnification Provisions.

(a)	The Parties will make appropriate adjustments for Tax benefits, Tax burdens, insurance coverage and third-party indemnification rights in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Agreement will, to the maximum extent permitted by Law, be treated by the Parties as adjustments to the Purchase Price.

(b)	The Seller’s Indemnitees and the Buyers’ Indemnitees, as appropriate, will use Commercially Reasonable Efforts to mitigate all Adverse Consequences relating to claims for indemnification pursuant to this Section 9, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity. For purposes of this Section 9.7(b), Commercially Reasonable Efforts will include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due (which reasonable expenditures will be included as Adverse Consequences suffered by the Party incurring such expenditures).

9.9	Exclusive Remedy. EXCEPT AS PROVIDED IN SECTION 12.14 OF THIS AGREEMENT, OR IN THE CASE OF FRAUD, THE RIGHT OF THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES TO ASSERT INDEMNIFICATION CLAIMS AND RECEIVE INDEMNITY PAYMENTS UNDER THIS AGREEMENT IS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY EXERCISABLE BY THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO ANY ADVERSE CONSEQUENCES ARISING OUT OF ANY BREACH BY ANY PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUCH PARTY SET FORTH IN THIS AGREEMENT OR OTHERWISE RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS. NO PARTY OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE ANY OTHER REMEDY (STATUTORY, EQUITABLE, COMMON LAW OR OTHERWISE) AGAINST ANY OTHER PARTY WITH RESPECT TO SUCH MATTERS, AND ALL SUCH OTHER REMEDIES ARE HEREBY WAIVED. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT NEITHER IT NOR ITS REPRESENTATIVES WILL HAVE ANY REMEDY AFTER THE CLOSING FOR ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9 OF THIS AGREEMENT OR IN THE CASE OF FRAUD.

10.	Tax Matters. The following provisions will govern the allocation of responsibility as among the Buyers and the Seller for certain Tax matters following the Closing Date:

10.1

Tax Periods Ending on or Before the Closing Date. The Seller will prepare or cause to be prepared and file or cause to be filed when due all Tax Returns of the Company or with respect to the assets or activities of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date and will remit all Taxes shown due on such Tax Returns to the extent such Tax liability is not included as a Liability in the determination of Net Working Capital under Section

2.3. All such Tax Returns shall be prepared in a manner consistent with past practice.

10.2	Straddle Periods . The Buyers will prepare or cause to be prepared and file or cause to be filed when due any Tax Returns of the Company or with respect to the assets or activities of the Company for Straddle Periods and will remit all Taxes shown due on such Tax Returns. The Buyers will permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and will make such revisions to such Tax Returns unless the Buyers reasonably determine that a proposed revision is not appropriate. The Seller will pay to the Buyers no later than two days prior to the date on which the Buyers pay the Taxes shown due on the Tax Returns an amount equal to the portion of such Taxes for which the Seller is liable pursuant to this Section 10 to the extent such Tax Liability is not included as a Liability in the determination of Net Working Capital under Section 2.3. To the extent permitted or required by law or administrative practice, the taxable year of the Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date. Where it is necessary for purposes of this Section 10 to apportion between the Seller and the Buyers the Taxes of the Company or with respect to the assets or activities of the Company for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that in the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that shall be allocated to the portion of such Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. For purposes of this Section 10, if any transaction occurs on the Closing Date but after the Closing has occurred, and that transaction is outside the Ordinary Course of Business or otherwise is with respect to assets and activities of the Company, that transaction shall be treated as having occurred on the day following the Closing Date.

10.3

Tax Indemnification. Except for Taxes included as a Liability in the determination of Net Working Capital under Section 2.3, and not paid over to the Seller in accordance with Section 10.4, the Seller shall indemnify the Buyers from and against and in respect of any and all losses incurred by the Buyers, which may be imposed on, sustained, incurred, or suffered by or assessed against the Buyers, directly or indirectly, to the extent relating to or arising out of (i) any liability for Taxes of the Company or with respect to the assets or activities of the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, (ii) any breach of or inaccuracy in the representations and warranties set forth in Section 4.7, or (iii) any liability for Taxes of any Person (other than the Company) imposed on the Company as transferee, successor or otherwise (including any liability arising under Treasury

Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local law), which Taxes relate to an event or transaction occurring before the Closing, except that this Section 10.3 shall not apply to Taxes to the extent such Taxes would not have been incurred but for the Buyer or its Affiliates (including the Company) making Tax elections, Tax accounting, or Tax reporting determinations for the Company (or with respect to the assets or activities of the Company on the Closing Date) for a Tax period ending after the Closing Date that are inconsistent with the Tax elections, Tax accounting, or Tax reporting of the Company for Tax periods ending on or prior to the Closing Date, unless such elections or determinations for Tax periods ending after the Closing Date are required by applicable Tax law or such elections or determinations for Tax periods ending on or prior to the Closing Date violate applicable Tax law. Except as set forth in this Section 10.3, the procedures governing indemnification claims under this section 10.3 shall be the same as set forth in Section 9.4 and 9.8 (except that clauses (iii) and (iv) of Section 9.4(b) shall not apply). With respect to any audit or other proceeding for Taxes for Straddle Period under Section 10.2, Buyer shall not consent to any entry of judgment or enter into any settlement of such claim that would increase the Tax liability for the portion of the Straddle Period ending on and including the Closing Date without the prior written consent of Seller (which consent may not be withheld, conditioned or delayed unreasonably).

10.4	Refunds and Tax Benefits; Amended Tax Returns. Any Tax refunds that are received by the Buyers or the Company, and any amounts credited against Tax to which the Buyers or the Company become entitled, that relate to Tax periods ending on or before the Closing Date, or to the portion of the Straddle Period ending on or before the Closing Date, will be for the account of the Seller, and the Buyers will pay over to the Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that any amount accrued as a Liability for Taxes in the determination of the Net Working Capital under Section 2.3 turns out to be greater than the actual Tax liability as of the Closing Date, the Buyers will pay over to the Seller such excess within 15 days after the actual amount of the Tax liability has been determined. No amended Tax Return or claim for Tax refund may be filed for any Tax Returns for tax periods ending on or prior to the Closing Date without the advance written consent of the Seller. No amended Tax Return or claim for Tax refund may be filed for any Tax Returns for any Straddle Periods under Section 10.2 without the advance written consent of the Seller (which consent may not be withheld, conditioned or delayed unreasonably).

10.5	Cooperation on Tax Matters.

(a)

The Parties will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyers or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, will allow the other Party to take possession of such books and records.

(b)	The Parties further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated by this Agreement).

10.6	Survival of Obligations. For the avoidance of doubt, notwithstanding any other provision of this Agreement, the obligations of the Parties set forth in this Section 10 shall not be subject to any restrictions or limitations other than those expressly set forth in this Section 10 and shall survive the Closing.

10.7	Tax Treatment. For purposes of all Income Tax Returns, the Buyers and the Seller will each report the acquisition of all of the Interests pursuant to this Agreement as a taxable purchase and sale, respectively, of all of the assets of the Company in exchange for the Purchase Price and the assumption of any liabilities of the Company that are deemed to be assumed for United States federal Income Tax purposes. The Buyers and the Seller shall (i) be bound by such treatment for purposes of determining any Income Taxes, (ii) prepare and file their Income Tax Returns on a basis consistent with each such treatment, and (iii) take no position inconsistent with such treatment on any applicable Income Tax Return or in any proceeding before any tax authority. In the event that such treatment is disputed by any tax authority, the Party receiving notice of the dispute shall promptly notify the other Parties of such dispute.

11.	Termination.

11.1	Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)	The Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)

The Buyers may terminate this Agreement by giving notice to the Seller at any time prior to the Closing in the event (i) the Seller has breached any representation, warranty or covenant contained in this Agreement and such breach causes a Material Adverse Effect, (ii) a Buyer has notified the Seller of the breach (specifying in reasonable detail such breach), and (iii) the breach has continued without cure or written waiver by the Buyers for a period of 30 days after the notice of breach;

(c)	The Buyers may terminate this Agreement by giving notice to the Seller at any time prior to the Closing if the Closing does not occur on or before March 27, 2005, by reason of the failure of any condition precedent under Section 8.1 of this Agreement (unless the failure results primarily from a Buyer breaching any representation, warranty or covenant contained in this Agreement);

(d)	The Buyers may terminate this Agreement by giving notice to the Seller at any time prior to the Closing if any of the Buyers’ Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Buyers to consummate the Closing as set forth in Section 8.1 of this Agreement, will have been denied (and a petition for rehearing or re-filing of an application initially denied without prejudice will also have been denied), and such denial was not caused by or the result of a breach of this Agreement by a Buyer;

(e)	The Seller may terminate this Agreement by giving notice to each Buyer at any time prior to the Closing in the event (i) a Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, (ii) the Seller has notified each Buyer of the breach (specifying in reasonable detail such breach), and (iii) the breach has continued without cure or written waiver by the Seller for a period of 30 days after the notice of breach;

(f)	The Seller may terminate this Agreement by giving notice to each Buyer at any time prior to the Closing if the Closing does not occur on or before March 27, 2005, by reason of the failure of any condition precedent under Section 8.2 of this Agreement (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement);

(g)	The Seller may terminate this Agreement by giving notice to each Buyer at any time prior to the Closing if any of the Seller’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Seller to consummate the Closing as set forth in Section 8.2 of this Agreement, will have been denied (and a petition for rehearing or re-filing of an application initially denied without prejudice will also have been denied), and such denial was not caused by or the result of a breach of this Agreement by the Seller;

(h)	The Buyers may terminate this Agreement in the circumstances described in Section 6.9(b);

(i)	The Seller may terminate this Agreement in the circumstances described in Section 6.2(a); and

(j)	Any Party may terminate this Agreement in the event that any Law or Order becomes effective and continues in effect for 90 days restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the contemplated transactions.

11.2	Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 of this Agreement, all rights and obligations of the Parties under this Agreement will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). No termination of this Agreement, however, will affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified in such Confidentiality Agreement.

12.	Miscellaneous.

12.1	Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties. Any Party, however, may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use Commercially Reasonable Efforts to advise the other Parties prior to making the disclosure).

12.2	No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, the Seller’s Indemnitees (solely in their capacity as such) and the Buyers’ Indemnitees (solely in their capacity as such).

12.3	Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Confidentiality Agreement and the Transaction Documents, embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated by this Agreement and the Transaction Documents, and supersedes all prior agreements and understandings between or among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in this Agreement and the Transaction Documents, other than those expressly set forth in this Agreement and the Transaction Documents. Without limiting the foregoing, each Buyer acknowledges and agrees that there are no representations, warranties, covenants or agreements between or among the Parties with respect to any material made available to such Buyer pursuant to the terms of the Confidentiality Agreement (including the Due Diligence Materials).

12.4	Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties. No permitted assignment, however, will release the assigning party from primary liability under this Agreement. Notwithstanding the foregoing, before the Closing the ArcLight Buyer may assign its rights under this Agreement with respect to up to 10% of the Interests to one or more Persons it may designate. To effect such an assignment, the assignee must execute and deliver to the Seller an instrument agreeing to be bound by this Agreement as a Buyer with respect to that percentage Interest, whereupon (a) that assignee shall become a Buyer with a Percentage equal to the percentage specified in the assignment and have all rights of the Buyers with respect to its Percentage of the Interests and (b) ArcLight Buyer shall be released from its obligations under this Agreement in respect of the new Buyer’s Percentage of the Interests and its Percentage shall be reduced by an amount equal to the new Buyer’s Percentage; provided, however, that no such assignment shall relieve ArcLight Energy Partners Fund II, L.P. of its obligations under the guaranty provided above its signature on the signature page of this Agreement.

12.5	Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

12.6	Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

12.7	Notices. All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Seller:

Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601-1689

Attn: President

Fax: (724) 830-5151

with a copy, which does not constitute notice, to:

Allegheny Energy Supply Company, LLC

4350 Northern Pike - 4 North

Monroeville, PA 15146-2841

Attn: Deputy General Counsel

Fax: (412) 856-2789

If to the ArcLight Buyer:

Grant Peaking Power, LLC

c/o ArcLight Capital Partners LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Attn: General Counsel

Fax: (617) 867-4698

with a copy, which does not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP

1600 Smith Street, Suite 4400

Houston, TX 77002

Attn: John C. Ale

Fax: (713) 655-5200

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

12.8	Governing Law; Jurisdiction.

(a)	This Agreement has been negotiated under and will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)

Any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby may be brought, if at all, only in the United States District Court for the Southern District of New York and the courts of the State of New York located in New York County. Each party hereby irrevocably submits to the jurisdiction of each such court with respect to any such action, suit or proceeding; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

(c)	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.9	Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by each Buyer and the Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

12.10	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.11	Expenses. Except as otherwise provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions.

12.12	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except where otherwise indicated, all references to Laws (including Environmental Laws, the Code and Treasury Regulations) means such Laws as in existence and as interpreted on the date of this Agreement or any amendment hereto. The word “or” is not exclusive, and the words “including,” “includes” and “include” are not limiting.

12.13

Incorporation of Exhibits and Schedules. The Exhibits and the Schedules identified in this Agreement are incorporated in this Agreement by reference and are made a part of this Agreement. In the event of any conflict between the provisions of this Agreement (exclusive of the exhibits and Schedules to this

Agreement) and any Exhibit or Schedule, the provisions of this Agreement will govern.

12.14	Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

12.15	Waiver of Consequential Damages. IN NO EVENT WILL ANY PARTY OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO ANY OTHER PARTY OR THEIR RESPECTIVE REPRESENTATIVES UNDER THIS AGREEMENT AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INDIRECT LOSS OR DAMAGE, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT FOR PURPOSES OF THIS SENTENCE ANY DAMAGES AWARDED OR CLAIMED ON ACCOUNT OF A THIRD PARTY CLAIM SHALL BE DEEMED TO BE ACTUAL DAMAGES EVEN IF CONSTITUTING ANY OF THE FOREGOING. EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES FROM ALL SUCH DAMAGES.

The Parties have executed this Agreement as of the date first above written.

ARCLIGHT BUYER:

GRANT PEAKING POWER, LLC

By:	ArcLight Energy Partners Fund II, L.P., its sole member

	By:	ArcLight PEF GP II, LLC, its general partner

		By:	ArcLight Capital Holdings, LLC, its Manager

By:
Daniel R. Revers, its Managing Partner

SELLER:

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

By:
John P. Campbell, President

The undersigned hereby (i) agrees to cause the Buyers to perform all of their obligations arising prior to the Closing under this Agreement to the extent of the Buyers’ obligations under this Agreement, and (ii) shall cause the payment when due of the Buyers’ obligation to pay the Purchase Price, if, as and when provided in this Agreement. In no event shall the undersigned have any greater liability than the Buyers pursuant to this Agreement.

ARCLIGHT ENERGY PARTNERS FUND II, L.P.

By:	ArcLight PEF GP II, LLC, its general partner

	By:	ArcLight Capital Holdings, LLC, its Manager

By:
Daniel R. Revers, its Managing Partner